EXHIBIT 23.2

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Tauriga Sciences, Inc. on Form S-1 whereby certain selling shareholders propose to sell up to 76,000,000 shares of the Company’s common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

Rimon, P.C.

/s/ Theodore Ghorra
Theodore Ghorra

New York, New York

March 5, 2020